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                                                                    EXHIBIT 10.2

          SHARE PURCHASE AGREEMENT
          11 January 2001


          between
          Simpson Strong-Tie(R) International, Inc.
          or its designee or affiliate


          and
          BMF Holding A/S



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     CONTENTS

1.   Definitions....................................................................   2
2.   Purchase Price.................................................................   4
3.   Incorporation of the company...................................................   6
4.   Subsidiaries...................................................................   7
5.   Authorised share capital, shares, distributions................................   7
6.   Financial statements...........................................................   8
7.   Net equity.....................................................................  10
8.   Assets.........................................................................  10
9.   Receivables and debts..........................................................  11
10.  Depreciations and provisions...................................................  12
11.  Off balance sheet commitments, guarantees, endorsements, security interests....  12
12.  Disputes.......................................................................  12
13.  Bankruptcy proceedings.........................................................  12
14.  Product claims.................................................................  13
15.  Insurance......................................................................  14
16.  Environmental Matters..........................................................  14
17.  Intellectual property rights (IPR) and IT......................................  15
18.  Taxes, social security contributions, customs..................................  16
19.  Real estate....................................................................  18
20.  Contracts......................................................................  18
21.  Outstanding amounts............................................................  19
22.  Employees/management...........................................................  19
23.  Competition law and legal regulations..........................................  21
24.  Due diligence..................................................................  22
25.  Confidentiality and press release..............................................  22
26.  Interim period.................................................................  23
27.  Powers.........................................................................  23
28.  Indemnification of the buyer and remedies......................................  24
29.  Buyer's intentions, representations and warranties.............................  25
30.  The future business of the company.............................................  26

i

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
31.  Non-competition clause.........................................................  27
32.  Closing........................................................................  27
33.  Expenses.......................................................................  28
34.  Competition authorities........................................................  28
35.  Governing law and arbitration..................................................  28
36.  Counterparts...................................................................  28
37.  Schedules......................................................................  29

ii

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             SHARE PURCHASE AGREEMENT

BETWEEN
             Simpson Strong-Tie(R) International, Inc.
             4120 Dublin Boulevard, Suite 400
             Dublin California 94568
             USA

             or its designee or affiliate

             ("the Buyer")

AND

             BMF Holding A/S
             Hedegardsvej 11
             Boulstrup
             DK-8300 Odder
             Danmark

             ("the Seller")

             regarding the shares in BMF Bygningsbeslag A/S




WHEREAS, BMF Bygningsbeslag A/S ("the Company") is a public limited liability company (in Danish "aktieselskab") having its registered office at Hedegardsvej 11, Boulstrup, DK-8300 Odder, Denmark.

WHEREAS, the Seller is the owner of A-shares of a nominal value of DKK 300,000 and B-shares of a nominal value of DKK 3,200,000 or in total a share capital of DKK 3,500,000. The differ-

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ence between the A-shares and the B-shares is that the A-shares have tenfold voting rights compared to the B-shares;

WHEREAS, the Company's business is to produce and manufacture structural timber metalwork;

WHEREAS, the Seller has the intention to sell to the Buyer and the Buyer has the intention to buy from the Seller 100 percent of the shares of the Company (the "Shares"), consisting of in total DKK 300,000 A-shares and DKK 3,200,000 B-shares;

WHEREAS, the Parties have signed a Letter of Intent on November 12, 2000;

WHEREAS, the Parties have agreed on the terms and conditions of such sale;

WHEREAS, the Buyer has had access to carry through a due diligence on the Company in the period from the end of November 2000 to January 11, 2001.

NOW, THEREFORE, on the basis of the representations, warranties and agreements contained in this Agreement, the Parties hereinafter agree as follows:


1.      DEFINITIONS


1.1 In this Agreement the following expressions are defined as follows, unless the context requires otherwise:

        a) "Additional Purchase Price (1)" shall mean the additional purchase price for the Shares as set out in Clause 2.4.

        b) "Additional Purchase Price (2)" shall mean the additional purchase price for the Shares as set out in Clause 2.5.

        c)     "Agreement" shall mean this Share Purchase Agreement.


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        d)     "Assets" shall mean

               (i)    all assets figuring or reflected in the Interim Balance

               (ii)   the IPR belonging to the Company and the Subsidiaries

               (iii) other assets owned by the Company and the Subsidiaries and which are not shown in the Interim Balance including Assets which have been written of or expensed.

        e) "Audited Financial Statements" shall mean the annual accounts of the Company for the financial years 1997, 1998 and 1999 (Schedule
               1) and the reviewed annual accounts of BMF Holzverbinder GmbH, Germany, for the financial years 1997, 1998 and 1999 and the non audited annual accounts for 1998 and 1999 for BMF Jutor SP.z.o.o. cf. Schedule 2.

        f) "Closing" shall mean the completion of the sale and purchase of the Shares.

        g)     "Closing Date" shall mean 11 January 2001.

        h) "Company" shall mean BMF Bygningsbeslag A/S, company reg. no. 65 65 38 18.

        i)     "GADAP" shall mean Generally Accepted Danish Accounting
               Principles.

        j) "Interim Balance" shall mean an interim balance sheet and profit and loss account of the Company and the Subsidiaries as at 30 September 2000 reviewed by the Company's auditor (PricewaterhouseCoopers) including report on review of interim financial statements of 13 December 2000 on interim accounts prepared by the Company's auditor, cf. Schedule 3.

        k) "IPR" shall mean intellectual property rights, including patents, utility patents, trademarks, registered design rights, copyright and know-how.

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        l)     "Net equity" shall mean the aggregate amount of the share capital and the retained profit as shown in the balance sheet of the Interim Balance.

        m) "Party" or "Parties" shall mean the Buyer and the Seller or one of them individually.

        n) "Purchase Price" shall mean the sum of the basic Purchase Prise, Additional Purchase Price (1) and Additional Purchase Price (2).

        o) "Seller Represents" shall mean that the Seller informs the Buyer, based upon what the Seller knows or ought to have known upon due inquiry into the affairs of the Company. Seller's knowledge shall include any knowledge which Poul Bentsen and Henrik Bentsen personally may have and shall also include knowledge of any material matters which Henrik Bentsen and Poul Bentsen normally ought to have had as managers, and knowledge which they normally would have obtained upon due inquiry if any matters of the Company or of this Agreement would give reasonably cause for such inquiry.

        p) "Shares" shall mean all shares of the Company at a nominal value of DKK 3.5 million in the Company and being the entire share capital of the Company.

        q)     "Subsidiaries" shall mean BMF Holzverbinder GmbH and BMF Jutor
               Spz.o.o.

2.      PURCHASE PRICE


2.1 The Purchase Price for the Shares consists of the basic purchase price, the Additional Purchase Price (1) and the Additional Purchase Price (2).

2.2     The Purchase Price shall be payable in three instalments.


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2.3     At Closing Date the basic purchase price DKK 100,000,000 (in writing
        Danish kroner one hundred million) shall be paid in cash by wire transfer to Sellers bank, account no. 5494 689377 (reg. no. 2191), in Unibank A/S, Copenhagen K.

2.4 If the profit before tax according to the financial statement for the financial year 2000 in the audited consolidated accounts for the Company is equal to or exceeding DKK 8,200,000 the Buyer shall pay Additional Purchase Price (1), DKK 10,000,000 (in writing Danish kroner ten million). The Additional Purchase Price (1) shall be paid 14 days after the financial statement is audited. If the profit before tax according to the financial statement for the financial year 2000 in the audited consolidated accounts is less than DKK 8,200,000 the Additional Purchase Price (1) shall be DKK 0 (in writing Danish kroner zero). The principles for calculating the profit before tax is outlined in Schedule 3 A.

        The Additional Purchase Price (1) shall be placed in an escrow account with Lett & Co. in the name of the Seller to be released to the Buyer or the Seller as applicable subject to the joint instruction from the Buyer and the Seller or an arbitration decision to this effect.. Interest accrued on the escrow account shall be released to the Buyer

2.5 If the operating profit according to the financial statement for the financial year 2001 in the audited consolidated accounts for the Company is equal to or exceeding DKK 12,000,000 the Buyer shall pay Additional Purchase Price (2), DKK 10,000,000 (in writing Danish kroner ten million). The Additional Purchase Price (2) shall be paid 14 days after the financial statement is audited, and with a 4% p.a. interest from the signing of this Agreement. If the operating profit according to the financial statement for the financial year 2001 in the audited consolidated accounts for the Company is less than DKK 12,000,000 the Additional Purchase Price (2) shall be DKK 0 (in writing Danish kroner zero). The principles for calculating the operating profit is outlined in Schedule 3 B.


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2.6     The audited consolidated accounts for the Company shall include the
        Company and the Subsidiaries and other subsidiaries, if any, that the Company may control.


2.7 If Simpson Strong-Tie International Inc. transfers the Agreement to a designee or affiliate Simpson Strong-Tie International Inc. guarantees the payment of the Additional Purchase Price (2).


2.8 Resolution regarding dividend for the Company for the accounting year 1999 has been validly passed at the ordinary shareholders' meeting on 23 May 2000 as reflected in the Audited Financial Statement of 1999 and paid to the Seller in the fall of 2000. Dividend, if any, for the fiscal year 2000 will not be decided until after the Closing Date and shall be decided by and for the benefit of the Buyer.

3.      INCORPORATION OF THE COMPANY


3.1 Seller warrants ("garanterer") that the Company has been duly incorporated and is lawfully established and existing in accordance with Danish law. Seller warrants that the copy of the Company's Articles of Association and the transcript from the Danish Commerce and Companies Agency (in Danish "Erhvervs-og Selskabsstyrelsen") attached as Schedule 4 are true, correct and complete.

3.2 Seller warrants that the Company's Shareholders' Register and all other records which must be drawn up or kept by the Company in accordance with current laws and regulations are in good order, complete and exact and up to date on the date of signature of this Agreement with the only exception that minutes of the general meeting held in 1998 for the financial year 1997 have not been prepared.

3.3 Seller warrants that there are no reportable corporate changes regarding the Company that have not yet been registered with the Danish Commerce and Companies Agency.

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4.      SUBSIDIARIES


4.1 Seller warrants that the Company has the subsidiaries BMF Holzverbinder GmbH, Germany and BMF Jutor Sp.z.o.o, Poland.

4.2 Seller warrants that the Company owns shares of a nominal value of Euro 150,000 of the shares in BMF Holzverbinder GmbH, company reg. no. HR.B. 2587 representing the entire issued and outstanding share capital of the Company.

4.3 Seller warrants that the Company owns shares of a nominal value of PLZ 130,500 of the shares in BMF Jutor Sp.z.o.o., company reg. no. DZ IAL B. 53884 representing the entire issued and outstanding share capital of the Company.

4.4 Seller warrants that the Subsidiaries has been duly incorporated and are lawfully established and existing in accordance with German and Polish law respectively.

4.5 Seller warrants that the Shareholders Register for the Subsidiaries and all other records which must be drawn up or kept by the Company in accordance with current laws and regulations are in good order, complete and exact and up to date on the date of signature of this Agreement.

5.      AUTHORISED SHARE CAPITAL, SHARES, DISTRIBUTIONS


5.1 Seller warrants that the Company has an outstanding share capital of DKK 3,500,000. Seller warrants that the Shares and the shares in the Subsidiaries are validly issued. Seller warrants that the Seller has a valid, unrestricted and transferable title to the Shares representing 100 per cent of the share capital of the Company and 100 percent of the voting power in the Company, and that the Company has valid and unrestricted title to the shares in the Subsidiaries and all voting rights in the Subsidiaries. Seller warrants that the Shares and the shares in the Subsidiaries are free of all liens, beneficial interests, co-ownership, options, guarantees, appropriations, security inter-



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        ests, pledges, distraint, escrow, protective measures, encumbrances, priority rights, pre-emptive rights, prior consents or other rights, requests, claims or other restrictions whatsoever to the free transferability thereof.

5.2 Seller warrants that the Company has not at present issued any share certificates due to the fact that the Company in 1996 decided to withdraw the issued share certificates and such share certificates have been destroyed.

5.3 Seller warrants that BMF Holzverbinder GmbH has not at present issued any share certificates.

5.4 Seller warrants that BMF Jutor Sp.z.o.o. has not at present issued any share certificates.

5.5 Seller warrants that neither the Company nor the Subsidiaries have issued any debt convertible into shares and that neither the Company nor the Subsidiaries have issued any warrants or other rights to any person to subscribe for or acquire new shares in the Company and/or the Subsidiaries or granted any third party right to the profits of the Company and/or the Subsidiaries.

6.      FINANCIAL STATEMENTS


6.1 Seller warrants that the Audited Financial Statements (Schedule 1) and the Interim Balance (Schedule 3) give a true and fair view of the Company's and the Subsidiaries' operation and financial position as well as a true and fair view of the profit and losses of the Company and the Subsidiaries, and in the period from the Interim Balance to the signing of the Agreement there has been no indication that the Interim Balance does not give a true and fair view of the Company's and the Subsidiaries' operation and financial position. Seller warrants that from the date of the Interim Balance and to the signing of this Agreement, the Company and the Subsidiaries have acted in the ordinary course of business only, and that there has been no material changes in the financial position of the Company and/or the Subsidiaries at the signing of this

                                       8
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        Agreement compared to the date of the Interim Balance. Seller informs that the fourth quarter of the year 2000 will result in a seasonal deficit of approx. DKK 2-4 million, which in light of the Company's past history is not out of the ordinary for the season.

6.2 Seller warrants that the Audited Financial Statements and Interim Balance have been prepared in accordance with the books and records of the Company and for the Company in accordance with the Danish Companies Account Act (in Danish "Arsregnskabsloven") and with GADAP and in accordance with the accounting principles specified in the Audited Financial Statements and the Interim Balance. Seller warrants that the Audited Financial Statements and the Interim Balance have been prepared using the same accounting principles throughout the period, unless otherwise expressly stated in the Audited Financial Statements or in the Interim Balance, and that the Company from the date of The Interim Balance has followed and throughout the period until payment mentioned in Clause 2.4 and 2.5 has been made will follow the same accounting principles.

6.3 Seller Represents that no liabilities, known or anticipated, exist as pr 30 September 2000 except those fully disclosed to the Buyer or sufficiently provided for in the Interim Balance. Seller Represents that no further liabilities except for liabilities relating to the ordinary course of business have arisen since 30 September 2000.

6.4 Seller warrants that the annual accounts of the Company have since the incorporation of the Company in 1981 been certified by the Company's statutory auditors without qualifications.

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6.5     The Company's and the Subsidiaries' budget for the financial year 2001 is attached as Schedule 5. The budget is based on a stand alone-scenario for the Company and the Subsidiaries. Seller warrants that the budget is based on the same accounting principles as the last of the Audited Financial Statements and the Interim Balance. The Seller Represents that the budget for the financial year 2001 (Schedule 5) in the Seller's opinion is realistic and should be reasonably obtainable.

7.      NET EQUITY


7.1 The Company is having a Net Equity of minimum DKK 60 million as at 30 September 2000 according to the Interim Balance. Seller warrants that there has been no material reduction of the Net Equity from 30 September 2000 to the signing of this Agreement except for the ordinary fourth quarter, cf. Clause 6.1 i.f.

8.      ASSETS


8.1 Seller warrants that all Assets are owned by the Company and the Subsidiaries and are free of liens or mortgages except as otherwise provided in Clause 19.2 and Schedule 22 and are in existence on the date of signature of this Agreement except otherwise provided in Schedule 6 and all obsolete or deteriorated stocks have been fully written down in accordance with the accounting principles stipulated in the Interim Balance.

8.2 Subject to Clause 16, Seller warrants that the Assets in all major aspects are legal, in legal use and in fair and good working condition, except normal wear and tear, and in general comply with all regulations for continued legal use. However, Seller Represents that at present there are eight machines for internal production use which are not CE-marked, due to the fact that there is no sufficient documentation to fulfil the requirements of the CE-marking directives. Seller Represents that it is possible to CE-mark the machines, and that this will involve external costs in the amount of DKK 100,000 as a maximum as well as internal costs, which have been accounted for in the Company's Budget for 2001(Schedule 5).

8.3 Seller warrants that the Assets comprise all the assets necessary for the continued conduct of the business of the Company and the Subsidiaries, except for the assets listed in Schedule 7 which are leased.

8.4 Seller warrants that the Assets in the Interim Balance are and will until Closing be recorded in accordance with the Danish Company Accounts Act (Arsregnskabsloven) and GADAP.

9.      RECEIVABLES AND DEBTS


9.1 Seller warrants that the Company does not owe any sum whatsoever and has not undertaken to pay any sum whatsoever to any of its shareholders, directors, employees, sales representatives, agents or distributors, whether past or present, or to any of their spouses, children or relatives or any person acting on their behalf or any legal entity in which the Seller, directly or indirectly, holds more than 10% of the shares or the voting rights, otherwise than in payment for services provided on arm's length terms.

        Buyer is aware of the pension amounts to be paid in for Poul and Henrik Bentsen for the year 2000 which amounts have been taken into account in the Interim Balance, cf. Schedule 3.

10.     DEPRECIATIONS AND PROVISIONS


10.1 Seller warrants that the depreciations and provisions in the Audited Financial Statements and in the Interim Balance are adequate and have been determined in accordance with applicable laws, regulations and trade practices and with GADAP and the principles of conservatism and sound management.

11.     OFF BALANCE SHEET COMMITMENTS, GUARANTEES, ENDORSEMENTS, SECURITY
        INTERESTS


11.1 Seller Represents that there are at the signing of this Agreement no off balance sheet commitments not included or mentioned in the Interim Balance.

11.2 Seller warrants that the Company and the Subsidiaries have not given and will not give before Closing, unless as accepted in writing by the Buyer, any guarantee (except from product guarantees given in the ordinary course of business) security interest or endorsement relating to the fulfilment of obligations contracted by third parties (including by its shareholders, directors or employees).

12.     DISPUTES


12.1 Seller warrants that except as set forth in Schedule 8, neither the Company nor the Subsidiaries are currently involved in any litigation or disputed claims in court or in any administrative or arbitration proceedings and Seller Represents that no claims that may entail such litigation or proceedings are threatened.

12.2 Seller warrants that neither the Company nor the Subsidiaries are in default under any judgement or order of any court, arbitrator or administrative authority.


13.     BANKRUPTCY PROCEEDINGS

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13.1    Seller warrants that the Company and the Subsidiaries are not insolvent and are not concerned by any receivership or liquidation subject to court supervision or any conciliation, voluntary settlement or other bankruptcy proceedings provided for under current law.

        The Seller has informed the Buyer that the equity of BMF Jutor Sp.z.o.o. is negative according to the Interim Balance, cf. Schedule 3 and that the Company has planned to convert a part of the Company's outstanding amount in BMF Jutor Sp.Z.o.o. to share capital which decision will be made in connection with the financial reporting for 2000.

13.2 Subject to Clause 13.1 Seller warrants that there is nothing, at the date hereof, to lead one to believe that the Company or the Subsidiaries may subsequently be insolvent or be concerned by any bankruptcy proceedings.

14.     PRODUCT CLAIMS


14.1 Seller warrants that there are no current, known product claims with regard to products manufactured, assembled or sold by the Company and/or the Subsidiaries, and that Seller is not aware of facts on which such a claim could be based except as shown in Schedule 9.

14.2 With regard to the Munch Stal A/S case (as described in Schedule 9, Articles A and C), Seller warrants that the Company shall not incur further costs as a result of the defective steel supply from Munch Stal A/S, except for costs related to the Company's own risk deductible under the product liability insurance, in-company time spent by the Company's employees and legal expenses for the Company's attorneys which shall be borne by the Company.

14.3 With regard to the problem with the defective "cantilevers", in Danish "Gerberbeslag" (as described in Schedule 9, Article A) Seller warrants that the Company shall not incur further costs as a result of the defective cantilevers, except for costs related to the Company's own risk deductible under the product liability insurance, in-company time spent by the Company's employees and legal expenses for the Company's attorneys which shall be borne by the Company.

14.4 With regard to the case with Tibnor A/S regarding defective galvanization (as described in Schedule 9 Article D), Seller warrants that the Company shall not incur further costs, except for cost related to the Company's own risk deductible under the product liability insurance, in-company time spent by the Company's employees and legal expenses for the Company's attorneys which shall be borne by the Company.

14.5 Seller Represents that a spot test procedure of the existing stock of screws, in Danish "beslagskruer", has been performed. Seller finds that the spot test has been a sufficient test of the supply of defective screws.

14.6 Schedule 10 shows a transcript from the Company's insurance company showing the product claims raised by the Company and the Subsidiaries against the insurance company. Seller warrants that there have been no material product claims for the last 5 years except as listed in
        Schedule 9-10.

15.     INSURANCE


15.1 Seller warrants that the Company and the Subsidiaries are insured under the insurance policies shown in Schedule 11. Seller Represents that such insurance is normal based on the Company's and the Subsidiaries operations and in Seller's opinion and in the opinion of the Board of Directors of the Company is adequate and normal.

16.     ENVIRONMENTAL MATTERS


16.1 Seller Represents that the Company and the Subsidiaries have complied and are in compliance with all the relevant environmental laws and regulations in all material respects.

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
16.2 Seller Represents that there are no judicial or administrative proceedings or investigations pending regarding environmental matters relating to the Company and/or the Subsidiaries and threatened against the Company and/or the Subsidiaries.

16.3 Seller Represents that there is no pollution on the properties of the Company and the Subsidiaries or resulting from their activities, and that no environmental works or cleaning up are required, apart from pollution (if any) expressly mentioned in the environmental investigation report by Carl Bro A/S of 18 December 2000 and the Technical note by Carl Bro A/S of 8 January 2001, Schedule 12.

16.4 Seller informs and Buyer accepts that for a short period galvanization has been made on the premises of the Company, cf. Schedule 13.

16.5 Buyer accepts that Buyer cannot claim proportionate reduction in the Purchase Price ("forholdsmaessigt afslag") due to environmental matters and that Buyer may only raise any claims related to environmental matters if such claim is based on breach of any of Seller's representations.

17.     INTELLECTUAL PROPERTY RIGHTS (IPR) AND IT


17.1 Seller warrants that the IPR listed in Schedule 14 has been registered. The Seller Represents that the Company has the sufficient IPR to carry out the current production and sale in the Company and the Subsidiaries. Seller warrants that IPR owned by the Company are free of any liens, mortgages and license rights, except as disclosed in Schedule 15.

17.2 Seller warrants that the Company is not bound by any contract or any agreement concerning IPR or by any contract entered into with one or more employees concerning their inventions.

17.3 Seller Represents that the Company has made contracts with suppliers of software and hardware as described in Schedule 16 and has a license to use all software used by the Company at present.

17.4 Seller Represents that the Company and the Subsidiaries do not infringe any third party IPR except as provided in Schedule 17.

17.5 Seller Represents that the IPR belonging to the Company and the Subsidiaries is not violated by third party except as provided in
        Schedule 18.

17.6 Seller Represents that neither the Company nor the Subsidiaries are parties to any claims or disputes regarding IPR except as described in
        Schedule 19.

17.7 The name of the Company shall continue to be BMF Bygningsbeslag A/S until 31 January 2003 unless otherwise agreed between the Buyer and the Seller.

17.8 Seller accepts that BMF Holzverbinder GmbH shall be named BMF Simpson GmbH and thus both the logo of the Company and the Buyer shall be used.

17.9 Seller Represents that the management information system of the Company is running and no new investment is necessary to the basic system at the current level except if the Company decides to have extra functionalities.

18.     TAXES, SOCIAL SECURITY CONTRIBUTIONS, CUSTOMS


18.1 Seller warrants that the Company and the Subsidiaries have duly paid to the relevant government authorities within the required time limits all the taxes, contributions, duties, other tax, special tax, social security or customs expenses owed by it. It does not owe any fine or interest on late payments.

        However, Seller has informed Buyer that there might be a problem with regard to Polish stamp duty.

18.2 Seller warrants that the Company and the Subsidiaries have duly filed all information required under Danish tax law.

18.3 Seller warrants that the provisions for taxes, contributions, duties including Polish stamp duties and fines for not paying in due time, other tax, special tax, social security and customs expenses, such as they are included in the Interim Balance and in the Audited Financial Statements for the years up to 30 September 2000, are exact and cumulatively sufficient for that period, except as disclosed in Schedule 20 and except the item DKK 523,000 for tax owed mentioned in PricewaterhouseCoopers' report included in the Interim Balance (Schedule
        3).

18.4 Seller warrants that the Company is not the subject of any tax assessment, any request or investigation by the tax authorities and Seller represents that no such assessment, request or investigation is threatened. Seller warrants that no proceeding by any court or administrative or governmental body is pending and Seller Represents that no proceedings are threatened with respect to any taxes due from or relating to the Company.

18.5 If the authorities intend to change the tax assessment of the Company and the Subsidiaries (or other assessment comprised by Clause 18) the Buyer shall procure the Company to contest at the Company's expense such proposed change by the authorities' assessment, provided that such procedure in the opinion of the Company's lawyer or auditor is likely to be won by the Company and/or the Subsidiaries.

18.6 Seller warrants that the Company and the Subsidiaries are not jointly taxed at present. However, Seller warrants that the Company and BMF Holzverbinder GmbH have been jointly taxed in the period 1 January 1993 up to and including 31 December 1998 and that the cessation of the joint taxation has not and will not affect the Company or the Subsidiaries in any way which has not already been reflected in the Audited Financial Statements, the Interim Balance or in Schedule 20.

18.7 Seller warrants that the Company and its subsidiary BMF Holzverbinder GmbH have no corporate or other tax exposures arising from the resolution to increase the share capital of BMF Holzverbinder GmbH by DEM 1,000,000 that was approved on 2 July 1999 and that has not yet been finally registered.

19.     REAL ESTATE


19.1    Seller warrants that the Company's and the Subsidiary's real estate (cf.
        Schedule 21) is used legally and is in good condition, except normal wear and tear.

19.2 Seller warrants that the real estate is free from liens and mortgages except as provided in Schedule 22 and the Audited Financial Statements and the Interim Balance.

19.3 Seller warrants that neither the Company nor the Subsidiaries' are party to any lease agreements as lessee or lessor except as listed in Schedule 23.

19.4 The Company owns some farm land. The Company shall be obliged to have the farm land transferred from the rural zone into the urban zone (which can take place as soon as the local development plan has been finalized) or otherwise sell the land, cf. Schedule 24.

19.5 Buyer has been informed that the Company is preparing the purchase of a site in Poland with a view to building its own office and storage facilities. The Buyer is aware of these preparations and the Seller acknowledges that a final purchase must be approved by the Board of Directors of the Company.

20.     CONTRACTS


20.1 Seller warrants that all major contracts of the Company and the Subsidiaries are listed in Schedule 25.

20.2    Seller Represents that all contracts and agreements not listed in
        Schedule 25 have been entered into on normal terms in the ordinary course of business.

20.3 Seller Represents that neither the Company nor the Subsidiaries are in breach of any term or obligation under any contract or agreement to which the Company or the Subsidiaries are a party.

20.4 Seller Represents that there are no change of control clause in any of the Company and/or the Subsidiaries' contracts and that the transfer of the Shares will not cause any breach under or termination of any material contract or agreement of the Company or the Subsidiaries.

21.     OUTSTANDING AMOUNTS


21.1 Seller warrants that outstanding amounts have been and will until Closing be posted in the Interim Balance in line with GADAP and in accordance with the usual accounting principles and has been recorded in line with past practice. The composition of the outstanding amounts does not differ from past practice.

22.     EMPLOYEES/MANAGEMENT


22.1 Seller warrants that all the Company's and the Subsidiaries' employees as at 1 December 2000 are listed in Schedule 26 which includes date of employment. Other relevant information regarding the terms and conditions upon which they are employed with the Company and the Subsidiaries including salary and pension obligations, terms of notice and other important salary accessories is listed in Schedule 27-29 . Employees considered as key employees are identified in Schedule 27 and
        Schedule 29. The Buyer is aware that due to seasonal variations in the turnover there are more employees in the Company in the summer period than in the winter period.

22.2 Except as set forth in Schedule 27 and Schedule 29 Seller warrants that the Company has not granted any benefits to its employees which go beyond what follows from applicable collective bargaining agreements (Schedule 28) and/or the Danish Salaried Employees Act (in Danish "Funktionaerloven").

22.3 The Buyer is under an obligation to employ the present managing directors Mr Poul Bentsen and Mr Henrik Bentsen on the terms stipulated in the service agreements, cf. Schedule 29.

        Mr Poul Bentsen and Mr Henrik Bentsen shall be a key part of the Buyer's European management team.

In this connection the Buyer recognizes that Mr Henrik Bentsen's interest in factory automation and product development could have real benefits and involvement with all of the Buyer's European operations. In addition, the Buyer recognizes that Mr Poul Bentsen will have a valuable insight into other possible sales opportunities and assistance with the Simpson Group's strategic plans for the European market.

22.4 Seller warrants that the Company has not received any notice of any key employee to leave the Company and/or the Subsidiaries and the Seller Represents that it is not aware of any intention of them to give such notice.

22.5 Seller warrants that no present or previous employee of the Company and/or the Subsidiaries has any claim against the Company arising out of any breach by the Company of any of its obligations towards such employee, except the claims mentioned in Schedule 30. Seller warrants that no previous employee has submitted any claim for redundancy payment, damages or other compensation as a result of the termination of his/hers employment with the Company and/or the Subsidiaries.

22.6 Seller warrants that all provisions for pension contributions, holiday payments or allowances or other compensation or payments owed by the Company or the Subsidiaries to past or present employees as at 30 September 2000 have been included in the Interim Balance. Seller warrants that a list of provisions for pension contributions, holiday payments or allowances or other compensation or payments owed by the

        Company or the Subsidiaries to past or present employees as at 30 November 2000 is enclosed as Schedule 31, and that since this date and until signing of this Agreement there has been no material change in the amounts owed except in the ordinary course of business and in accordance with past practice.

22.7 An extraordinary general meeting shall be convened in the Company without delay after Closing to appoint a new Board of Directors of the Company. It is agreed between the Parties that the Board in the first two years after Closing shall be appointed by the Buyer and in such a way that three persons shall be appointed in accordance with the nomination by the Seller which appointment shall not be unreasonably withheld and two persons shall be appointed in accordance with the nomination by the Buyer. In addition, according to Danish rules, up to three employees shall be Board members.

        After Closing the Board of Directors for the first term shall consist of the persons listed in Schedule 32.

        Board meetings shall be held at least three times a year. Simpson's agreement will be required on the Board of Directors for certain major and specific board matters as budget and budget procedure and salary level and strategic decisions for the Company and the Subsidiaries which would include as a minimum: Proposed business and real estate acquisitions, lease or debt obligations in excess of 1/2 million DKK, capital expenditures in excess of 1/2 million DKK, director and key management compensation.

23.     COMPETITION LAW AND LEGAL REGULATIONS


23.1 Subject to Schedule 33 Seller warrants that the Company and the Subsidiaries have not entered into agreements with any third party and is not engaged in any practice violating any provisions of applicable competition law. However, the Company rebate system as described in
        Schedule 33 is structured as usual within the business.

23.2 The Parties agree that the Company and the Subsidiaries shall in the future in accordance with the instructions given by the Board of Directors of the Company comply with the competition law if this is not already the case. It is also agreed that the members of the Board of Directors of the Company appointed by the Seller shall be under an obligation to vote in the same manner as board members appointed by the Buyer in matters regarding competition law issues.

23.3 Seller warrants that, the Company and the Subsidiaries are in compliance with all applicable legal regulations in all material respects.

24.     DUE DILIGENCE


24.1 The Buyer has made a comprehensive due diligence review. Seller Represents that the information disclosed in the due diligence process has been for the information disclosed accurate, complete and precise in all major aspects and the information passed on by the Seller gives a fair and accurate picture of the Company's affairs.

24.2 A copy of all documents submitted by the Seller to the Buyer in the due diligence process will at the signing of the Agreement be placed in boxes under common seal of the Parties and shall be kept, seal unbroken, by Kromann Reumert for at least five years following Closing. Either Party shall upon due notification of the other Party be allowed access to the documentation in case of any dispute between the Parties related to this Agreement. See Schedule 33a.

25.     CONFIDENTIALITY AND PRESS RELEASE


25.1 Except if required by law, no public announcement or other disclosure to any third party concerning the contents of this Agreement and the negotiations between the Parties shall be made without the prior written approval of the other Party. Such approval shall not be unreasonably withheld. However, the Seller accepts that the Buyer is obliged to announce the proposed transaction to the SEC after the Agreement has been signed. Therefore, after the Agreement has been signed both Parties will issue a press release and for the Company customer information as well. Each Party's press release and the Company's customer information shall be approved by the other Party and such approval shall not be unreasonably withheld.

26.     INTERIM PERIOD


26.1 Seller warrants that the Company and the Subsidiaries have since 30 September 2000 carried out and will carry out until the Closing Date its activities solely in the normal and usual course of business, with care and responsibility, so as to protect its relations and reputation vis-a-vis third parties, the public authorities and any other persons maintaining business relations with the Company and the Subsidiaries.

26.2 All warranties and representations of the Seller under this Agreement shall be deemed given or reiterated at Closing, and in so far as a warranty or representation is made with respect to the situation at the date of the signing of this Agreement it shall be deemed to apply also at Closing Date, unless the Seller no later than the day before Closing Date at 6.00 p.m. local Danish time informs the Buyer in writing that a certain warranty or representation due to facts of which the Seller was not aware at the signing cannot be given or apply at Closing Date. If the Buyer receives such notice, the Buyer shall at its discretion be entitled to terminate this Agreement forthwith, and neither Party shall be liable to the other due to such termination. However the Buyer shall not be entitled to terminate this Agreement due to subjects of insignificant nature.

27.     POWERS


27.1 Schedule 34 lists the names and addresses of each person who has received a general or special power of attorney from the Company or its legal representatives, including any power concerning the Company's bank accounts.

        The Company's bank accounts are listed in Schedule 35.

28.     INDEMNIFICATION OF THE BUYER AND REMEDIES


28.1 Seller shall not be liable for the breach of this Agreement to the extent that the facts which would result in the breach are disclosed in any of the Appendices to this Agreement or Seller proves that the information has come to the Buyer's knowledge as a result of the discussions and negotiations from June 2000 up to signing the Letter of Intent and in the period from signing the Letter of Intent to signing this Agreement, provided that such disclosure is sufficiently detailed and comprehensive in order to enable the Buyer to reliably assess the risk and the possible damage or loss which may result from such facts.

28.2 No liability shall arise in respect of any breach of any warranties or otherwise

        (i) if and to the extent that any claim occurs as the result of any legislation not in force at the time hereof, or which takes effect retrospectively or occurs as a result of any increase in the rate of tax in force on the date hereof or any change in the legal practice of the relevant tax authorities;

        (ii) which will not have arisen but for the intentional negligent act or omission carried out by the Buyer, or any other person deriving title from the Buyer, after Closing Date;

        (iii) in respect of any deficiency or cost which is recoverable under a policy of insurance in force on the Closing Date for the Company and/or the Subsidiaries, provided that the Company shall be reimbursed any capital value of the potential increase in the premium and own risk deductible, if any;

        (iv) if any individual claim raised by the Buyer against the Seller has the value of less than DKK 250,000;

        (v) if the aggregated amount of claims raised by the Buyer against the Seller is less than DKK 2.15 million.

        The limitations of indents (iv) and (v) shall not apply to any claim under Clause 18 of this Agreement. Such claims may be raised regardless of individual size or aggregate amounts and without any time bar.

28.3 For product claims according to Clause 14.2-14.4 Clause 28.2 (iv) shall mean that with respect to a specific product defect the Buyer shall be entitled to combine claims raised on the basis of the same product defect and consider such claims as one claim as regards the amount of money claimed.

28.4 Any claim under the Agreement shall be raised within three years after the Closing Date, except for tax claims. If a claim has not been raised within three years after the Closing Date (except for tax claims) such claim cannot be validly raised against the Seller.

28.5 The limitations according to Clause 28.2(iv) and (v) and Clause 28.4 shall not apply with respect to any claim relating to Seller's title to the Shares or in case of any act or information of Seller which is fraudulent or intentionally misleading.

28.6 The time bar according to Clause 28.4 shall not apply with respect to product claims according to Clause 14.2-14.4. Any such product claims shall be raised within five years after the Closing Date. If a product claim according to Clause 14.2-14.4 has not been raised within five years after the Closing Date such claim cannot be validly raised against Seller.

29.     BUYER'S INTENTIONS, REPRESENTATIONS AND WARRANTIES

29.1 The Parties agree that there are favourable advantages to maintain production in Denmark. Therefore, there is no intention to move production from Boulstrup. It is the Buyer`s intention to have the production facilities in Boulstrup operate as a key production unit for the Buyer's activities in North and Central Europe. Bulldog-Simpson's long term relationship with production in Norway is an exception.

29.2 The Buyer warrants that it will maintain production in Boulstrup at least until December 31, 2005, except, if due to deteriorating market and competitive conditions, the Company incurs losses at the operating profit level (excluding goodwill and interest from the acquisition) for two consecutive years. It is also agreed that this warranty does not prevent the Buyer from moving a product/production line to another country (e.g. Poland) if it is the most advantageous for the Simpson Group as a whole. If market conditions make it necessary, the Company will make redundancies to reduce production.

29.3 The Buyer shall provide a statement from the Board of Simpson Manufacturing Company Inc. stating that the Simpson group of companies intends to maintain its European activities at least until December 31, 2005.

30.     THE FUTURE BUSINESS OF THE COMPANY


30.1 It is agreed that where practicable and where it is for the best advantage for the overall European operations of the Simpson Group, any current and future activities within the part of Europe listed in the enclosed Schedule 36 within the product area of standard connectors for timber and masonry (hangers, brackets, straps, etc.) will within the limits of the competition law be carried out by the Company and/or the Subsidiaries.

30.2 The future strategy of the Company is focused on continued growth and development of both existing and new markets through both organic growth and acquisition of competing and/or related companies.

30.3 The Buyer agrees subject to Buyer's purchase of the remaining shares in Bulldog-Simpson GmbH to consolidate Bulldog-Simpson GmbH, Simpson's sales company in Germany, with the Company's and/or the Subsidiaries' sales activities in Germany in a single operation, provided that this is in the best interest of the Simpson Group from a legal and financial point of view.

30.4 The Parties agree that if the Company takes over GH-Baubeschlage-Hartmann GmbH, the German company shall be merged with BMF Holzverbinder GmbH (or coordinated in a similar way). If the Buyer takes over GH-Baubeschlage-Hartmann GmbH, GH-Baube-schlage-Hartmann GmbH's future activities shall be consolidated with the activities of the Company and/or the Subsidiaries provided that this is in the best interest of the Simpson Group from a legal and financial point of view.

30.5 The provisions of this Clause 30 shall be subject to further review in the light of competition law. If this review shows that the proposed provisions conflict with competition law, the Parties shall agree on terms which are as close as possible to the provisions of this Clause 30 and which may be validly agreed upon according to competition law.

31.     NON-COMPETITION CLAUSE


31.1 For a period of two years after Closing Date the Seller undertakes not to have any direct or indirect financial or business interest whether in any form of business in Europe (except for passive investment in stocks listed on a public stock exchange) which competes with the current activities of the Company.

32.     CLOSING


32.1 The Closing shall take place at the offices of Kromann Reumert, Arhus on Closing Date or such other place or time as the Parties may agree.

32.2    At the Closing,

        a) Buyer shall cause the basic purchase price to be paid to the Seller in accordance with Clause 2.1 above,

        b) Seller shall deliver to Buyer a resolution of the Board of Directors of the Company approving the transfer of the Shares to the Buyer;

        c) Seller shall deliver to Buyer (i) duly updated Shareholders' Register for the Company; (ii) the Company's Minutes Book, Auditing Protocol, and all other corporate books.

33.     EXPENSES


33.1    Each Party shall bear its own expenses with respect to this transaction.

34.     COMPETITION AUTHORITIES


34.1 Seller is of the opinion that it is not necessary to notify the Danish and German competition authorities about this transaction whereas the Buyer shall bear the responsibility for handling any notification to or approval from competition authorities in any other countries, except from Norway which is handled by Seller.

35.     GOVERNING LAW AND ARBITRATION


35.1 This Agreement shall be governed by and construed in accordance with Danish law.

35.2 Any dispute or claim arising out of or in connection with this Agreement shall be settled by arbitration in accordance with the "Rules of Procedure of the Danish Institute of Arbitration (Copenhagen Arbitration)". The arbitration tribunal shall be composed by three arbitrators. The place of arbitration shall be Copenhagen and the language of the proceedings, including any written pleadings, shall be English.

36.     COUNTERPARTS

36.1 This Agreement is signed in two original copies, one for each of the Parties.

37.     SCHEDULES


        Schedule 1:  Annual Accounts

        Schedule 2:  Accounts for the Subsidiaries

        Schedule 3:  Interim Balance

        Schedule 3A: Definition of profit before tax

        Schedule 3B: Definition of operating profit

        Schedule 4: The Company's Articles of Association and transcript from the Danish Commerce and Companies Agency

        Schedule 5:  The Company's Budget for 2001

        Schedule 6:  Assets sold etc. Schedule 7: Leased equipment

        Schedule 8:  Litigation

        Schedule 9:  Product claims

        Schedule 10: Insurance claims

        Schedule 11: Insurance policies

        Schedule 12: Report by Carl Bro A/S of 18 December 2000 and Technical
                     note of 8 January 2001

        Schedule 13: Memorandum on galvanization

        Schedule 14: Registered IPR

        Schedule 15: IPR rights to which third party has restricted rights

        Schedule 16: Contracts with software and EDP-equipment suppliers

        Schedule 17: Potential infringement of third party IPR

        Schedule 18: Infringement by third party

        Schedule 19: IPR disputes

        Schedule 20: Changes in tax assessment for the income years 1996-1998

        Schedule 21: Deeds of real estate

        Schedule 22: Mortgages etc.

        Schedule 23: Lease agreements

        Schedule 24: The Company's farm land

        Schedule 25: Major contracts

        Schedule 26: List of employees

        Schedule 27: Employment contracts

        Schedule 28: Collective Bargaining Agreements and Local Agreements.

        Schedule 29: Service Agreements for Poul Bentsen and Henrik Bentsen

        Schedule 30: Claims from employees

        Schedule 31: List over payments owed by the Company as at 30 November
                     2000

        Schedule 32: Board members

        Schedule 33: The Company's rebate system

        Schedule 34: List of persons who have received a general or special power of attorney

        Schedule 35: The Company's bank accounts

        Schedule 36: The Company's main territory

Place and date:                           Place and date:

For Simpson Strong-Tie(R)
International, Inc.:                      For BMF Holding A/S:
(Buyer)                                   (Seller)

By:  /s/THOMAS J FITZMYERS                By:  /s/HENRIK BENTSEN
     --------------------------------     --------------------------------------
     Name:  Thomas J Fitzmyers            Name:  Henrik Bentsen
     Title:  Chairman                     Title:  Manager


     /s/STEPHEN B. LAMSON                 /s/POUL BENTSEN
     --------------------------------     --------------------------------------
     Name:  Stephen B. Lamson             Name:  Poul Bentsen
     Title:  President                    Title:  Manager